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                                                                    EXHIBIT 99.1

                             GOTO TO BECOME OVERTURE
               NEW NAME REAFFIRMS MARKET LEADERSHIP, INNOVATION IN
                 PAY-FOR-PERFORMANCE SEARCH AND ONLINE MARKETING


        PASADENA, CALIF. (SEPTEMBER 10, 2001) -- GoTo.com, Inc. (Nasdaq: GOTO), the leading provider of Pay-For-Performance search to Web sites across the Internet, today announced that it will change its corporate name to Overture Services, Inc. On October 8, the company plans to cease operating under the name GoTo, begin operating as Overture and commence trading its stock under a new ticker symbol (Nasdaq: OVER). In addition, the company will launch a new corporate Web site at www.overture.com.

        "GoTo is the standard in Pay-For-Performance search and is redefining how businesses market online," said Ted Meisel, president and chief executive officer, GoTo. "We are particularly excited to kick off this new era as a profitable company. We are anticipating positive cash flow and net income in the third quarter, as we have previously projected."

        Overture was chosen based on its ability to communicate the company's compelling advertiser and affiliate partner benefits. One definition of "overture" is an introduction, and, therefore, it is a metaphor for the targeted introductions the company facilitates between its 45,000 advertisers and the
62.5 million consumers who use its tens of thousands of affiliate partner sites. Over the past year, GoTo has generated more than one billion targeted introductions.



        The company also unveiled a new corporate logo that it will begin using concurrently with its new name and announced it will begin using "Search Performance" as its new tagline. The tagline, Search Performance, reinforces the highly relevant search results for consumers and the strong return on investment that is derived from the targeted search introductions the company provides its advertisers.

        "Targeted introductions for marketers equal highly relevant results for users," said Meisel. "In addition, Overture's ongoing commitment to product quality provides our affiliate partners with a high-quality and revenue generating search capability, and ensures advertisers receive extremely targeted and qualified traffic."



        The company decided to change the corporate name to better communicate its position as the premier provider of search and advertising services to companies doing business online. In addition, the company wanted to find a name that did not exist in such a crowded space as the GoTo name.


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        The new name was conceived internally by GoTo, and the new logo was designed by

        New York-based Chermayeff & Geismar.

        ABOUT GOTO

        GoTo is the leader in Pay-For-Performance search on the Internet. The company created the market for Pay-For-Performance search by redefining how businesses market online. In the second quarter of 2001, GoTo facilitated more than 323 million paid introductions between consumers and its approximately 45,000 advertisers, who bid for placement on relevant search results and pay GoTo only when a consumer clicks on a description. After reviewing submissions for style and relevance, the company distributes these results to tens of thousands of sites across the Internet, including America Online, Microsoft and Alta Vista, making it the largest Pay-For-Performance search and advertising network. GoTo is based in Pasadena, California, with offices in New York and London. On October 8, 2001, GoTo plans to change its name to Overture Services, Inc., its Web site to www.overture.com and its stock symbol to OVER. For more information, visit www.goto.com.


  Certain statements, including, without limitation, statements regarding the Company's name and stock symbol and the change to the new name and stock symbol, financial and operating performance and agreements with distribution affiliates and statements regarding advertiser and affiliates in this news release constitute "forward-looking statements." These forward-looking statements are inherently uncertain. Actual results may differ materially from these forward-looking statements due to risks such as the risk that the Company's key performance metrics, including overall traffic and use of the Company's services, number of paid clicks, average price per paid click, number of advertisers and average spend per advertiser might not continue to increase at historical rates; the risk that consumers may not appreciate the Company's search service; the risk that the Company's affiliates, advertisers, partners and investors may not recognize the Company's new name or ticker symbol, associate the Overture name with the Company's historical business or associate the Overture name with its intended message; the risk that the Company may not have exclusive rights to the Overture name or Web site or be able to defend the
  Overture name or Web site against other users, the risk that the cost of the name change may be more than expected and the risk that affiliates may continue to perceive the Company as a consumer destination site. For a discussion of some of the other risk factors that could affect GoTo's future results, see the discussion of "Risks That Could Affect Our Financial Condition and Results of
Operations" in GoTo's June 30, 2001 10-Q filing with the Securities and Exchange Commission. All information set forth in this release is as of the date of this release, and GoTo undertakes no duty to update this information in order to reflect events or circumstances that may arise after the date of this release.

        Pay-For-Performance is a trademark of GoTo.com, Inc.

        Overture, the Overture logo and Search Performance are trademarks of Overture Services, Inc.